Exhibit 99.1

NEWS RELEASE

Contact:
Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports Fourth Quarter and Full Year 2005 Financial Results

Wellesley, MA, February 23, 2006—Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported its financial results for the quarter and year ended December 31, 2005. The Company also provided full year 2006 financial guidance.

Fourth Quarter Results

Coley reported a net loss attributable to common shareholders in the fourth quarter of 2005 of $7.0 million versus $9.5 million in the same period of 2004.

Total revenues were $5.4 million in the fourth quarter of 2005 compared to $3.0 million in 2004. Revenue increased in 2005 primarily as a result of revenue recognized under Coley’s 2005 licensing agreement with Pfizer, Inc.

Research and development expenses totaled $10.6 million for the fourth quarter of 2005 versus $9.6 million in 2004. The increase in 2005 results primarily from an expansion of Coley’s Hepatitis C clinical development program.

General and administrative expenses were $2.9 million in the fourth quarter of 2005 versus $1.9 million in 2004.

Full Year Results

Coley reported a net loss attributable to common shareholders for the year ended December 31, 2005 of $40.0 million versus $37.1 million in 2004. This increase is primarily the result of stock compensation expense associated with stock options granted to employees prior to Coley’s August 2005 initial public offering (IPO).

Total revenue reported was $15.9 million for 2005 compared to $14.3 million in 2004. Revenues increased in 2005 primarily as a result of revenue recognized under the 2005 Pfizer license agreement.

Research and development expenses totaled $43.0 million for 2005 versus $39.2 million in 2004. The increase in 2005 R&D expense was primarily attributable to non-cash stock compensation expense.

General and administrative expenses were $11.8 million for 2005 versus $7.7 million in 2004. The increase in 2005 expenses results from a $2.7 million increase in non-cash stock compensation expense and a $1.4 million increase in compensation and public company expenses.

As of December 31, 2005, unrestricted cash, cash equivalents and marketable securities totaled approximately $143 million. Cash flow from operating activities was $11.1 million in 2005, which includes a $50 million upfront license payment from Pfizer, compared to $27.7 million of cash used in operations in 2004.

2005 Key Events

2005 was an eventful and transformational year for Coley. Milestones for the year included:

•	Reporting a statistically significant improvement in tumor response rate and a potentially meaningful survival benefit at the American Society of Clinical Oncology (ASCO) meeting in May from a 112-patient randomized Phase II clinical study of CPG 7909 in combination with chemotherapy for first-line treatment of both of the major histologic subtypes of non-small cell lung cancer, or NSCLC.

•	Entering into a series of agreements with Pfizer under which Pfizer was granted development and worldwide marketing rights to CPG 7909 for the treatment, control and prevention of multiple cancer indications, including NSCLC and breast cancer. Under these agreements, Coley received a $50 million up-front payment, and may receive up to an additional $455 million in potential milestone payments and royalties on any future product sales. Pfizer will pay virtually all development, regulatory and commercialization costs for CPG 7909.

•	Completing an IPO of 6.9 million shares of common stock at a price of $16.00 per share. Net proceeds of the initial public offering (including the net proceeds from the underwriters’ exercise in full of their over-allotment option) were approximately $101 million, after deducting underwriting discounts, commissions and offering expenses. Simultaneous with its IPO, Coley also sold 625,000 shares of common stock in a $10 million private placement to Pfizer Inc. at a price of $16.00 per share.

•	Presenting results from a monotherapy dose-escalation Phase Ib study demonstrating that Actilon™ (CPG 10101) conferred a dose-dependent decrease in Hepatitis C viral (HCV) levels in the blood. At the highest dose tested, 0.75 mg/kg once weekly for four weeks, there was a 1.6 maximum mean log reduction of serum HCV RNA levels among the predominantly genotype 1 Hepatitis C patients who were mostly intolerant of, or had relapsed following treatment with pegylated interferon alpha plus ribavirin therapy. The reduction in viral load observed correlated with certain antiviral biomarkers which appeared to be induced in a dose-dependent manner by Actilon.

•	Initiating a five-arm Phase Ib clinical study in which Actilon is being evaluated alone and in combinations with drugs which comprise the current standard of care for the treatment of chronic Hepatitis C infection in subjects who have previously responded to, but subsequently relapsed from, treatment with the standard of care, pegylated interferon alpha and ribavirin.

•	Pfizer initiating two pivotal international Phase III clinical trials in first-line treatment of advanced NSCLC under the special protocol assessment (“SPA”) procedure of the U.S. Food and Drug Administration. The randomized, open label, clinical studies are designed to assess the efficacy and safety of CPG 7909 (now known as PF-3512676) administered in combination with standard-of-care chemotherapy (paclitaxel/carboplatin or gemcitabine/cisplatin) as first-line treatment in patients with advanced NSCLC as compared to the efficacy and safety of standard chemotherapy alone. The primary endpoint for these Phase III clinical trials is overall survival.

2006 Outlook

Actilon Clinical Development Program

Coley expects to continue to leverage its financial, research and development resources and TLR Therapeutic expertise in advancing the clinical development of Actilon for the treatment of Hepatitis C infection. Coley’s ongoing clinical trials are designed to determine the safety, tolerability and ability of Actilon to induce anti-viral responses alone or in combination with the current standard of care in two difficult to treat patient populations comprised of genotype 1 patients that have either responded to standard-of-care therapy and then relapsed (relapsed responders) or patients that did not respond to standard-of-care therapy (non-responders).

Today in a separate press release, Coley announced the initiation of a Phase II clinical study in a non-responder population of HCV infected patients. This randomized, controlled trial is designed to compare the safety, tolerability, and antiviral activity of two dose levels of a combination of Actilon with pegylated interferon alpha and ribavirin, against standard of care. Patients will be treated for 48 weeks and followed for an additional 24 weeks to assess sustained virologic response.

Coley’s clinical data points in 2006 are expected to be as follows:

•	Report week 12 early viral response data in a relapsed responder population from an ongoing Phase Ib study in the first half of 2006;

•	Report week 12 early viral response data in a non-responder population from the Phase II study announced today in the second half of 2006.

Pending the outcomes of the Phase Ib and Phase II clinical studies, Coley will evaluate initiating a Phase IIb study in late 2006 or in early 2007.

Partnered Programs

Out-licensed compounds are expected to continue to advance in clinical trials conducted by our collaborators. We expect Pfizer to continue enrolling patients in its two ongoing Phase III trials of PF-3512676 for the first-line treatment of advanced NSCLC and sanofi-aventis to commence a Phase I trial with AVE0675, a drug candidate for the treatment of allergic asthma.

2006 Financial Guidance

The following guidance reflects Coley’s current operating plan and may evolve over the year as new clinical data become available.

Based on the expected timing and cost of ongoing and planned clinical trials, Coley expects its net use of cash to be between $40 million to $44 million in 2006, which would result in unrestricted cash, cash equivalents and marketable securities at December 31, 2006 of between $99 million and $103 million.

Investor Update Call

Coley will be hosting a conference call and webcast today, February 23, 2006 at 4:30 p.m. US Eastern Standard Time with company management to discuss fourth quarter and full year 2005 business results and to discuss the Phase II clinical study of Actilon in HCV patients announced today.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at (www.coleypharma.com). Please log on to Coley’s website several minutes prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via www.streetevents.com.

The dial-in number for the conference call is +1-866-362-4832 in the U.S., +1-617-597-5364 outside the U.S., and the participant passcode is 66523606. A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 68682925. The archived webcast and replay of the call will be available until March 9, 2006.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Chiron, GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management. These statements include, but are not limited to, those relating to the successful and timely enrollment, commencement and completion of Phase III clinical trials in NSCLC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the future success of ongoing and planned clinical trials, the unproven safety and efficacy of products under development, outcomes of regulatory approval processes, intellectual property rights and litigation, competitive products, the ability to obtain financing, and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Quarterly Report on Form10-Q for the period ended September 30, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2005	December 31, 2004
(in thousands)
Assets
Cash, cash equivalents and marketable securities	$142,986	$23,203
Accounts receivable	2,100	1,264
Prepaid expenses and other current assets	1,155	1,376
Deferred royalty fees	8,253	2,988
Property and equipment, net	4,532	4,014
Acquired intangible assets, net	1,117	1,277
Other assets	1,081	1,968

Total assets	$161,224	$36,090

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)
Current liabilities	$8,905	$10,025
Deferred revenue (current and long-term)	54,642	12,569
Note payable and capital lease obligations	3,415	5,484
Other long-term liabilities	376	—
Redeemable convertible preferred stock	—	145,631
Shareholders’ equity (deficit)	93,886	(137,619)

Total liabilities, redeemable convertible preferred stock and shareholder’s equity (deficit)	$161,224	$36,090

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
(in thousands, except share and per share data)
Revenue
Collaborative agreements	$3,823	$206	$10,591	$5,964
Government contracts and grants	1,623	2,790	5,293	8,380

Total revenue	5,446	2,996	15,884	14,344

Operating expenses
Research and development	10,595	9,621	43,046	39,222
General and administrative	2,941	1,913	11,755	7,725
Royalty expense	505	51	1,438	878

Total operating expenses	14,041	11,585	56,239	47,825

Loss from operations	(8,595)	(8,589)	(40,355)	(33,481)

Other income and expense, net	1,559	(80)	2,291	(500)

Net loss	(7,036)	(8,669)	(38,064)	(33,981)
Accretion of redeemable convertible preferred stock	0	(811)	(1,984)	(3,162)

Net loss attributable to common shareholders	($7,036)	($9,480)	($40,048)	($37,143)

Net loss per share attributable to common shareholders
Basic and diluted net loss per share attributable to common shareholders	($0.27)	($9.42)	($3.68)	($37.31)

Weighted average shares used to compute basic and diluted loss per share attributable to common shareholders	25,915	1,006	10,882	995

Pro forma basic and diluted net loss per share attributable to common shareholders	($0.27)		($1.80)

Shares used to compute pro forma basic and diluted net loss per share attributable to common shareholders	25,915		21,178

The outstanding preferred stock of the Company and guaranteed payment in kind dividends to Series F preferred stockholders automatically converted into 17,003,547 shares of common stock upon the completion of the Company’s initial public offering on August 9, 2005. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of January 1, 2005.

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2005	2004
(in thousands)
Cash flows from operating activities	$11,128	($27,718)

Cash flows from investing activities
Net purchases/maturities of marketable securities	(47,095)	3,987
Proceeds from repayment of employee note	310	0
Purchases of property and equipment	(568)	(361)

Net cash provided by (used in) investing activities	(47,353)	3,626

Cash flows from financing activities
Principal payments of capital lease obligations	(1,723)	(2,286)
Repayments of long-term debt	0	(2,400)
Release of restricted cash	102	2,449
Proceeds from issuance of common stock	111,219	88
Proceeds from issuance of preferred stock	—	25,048
Proceeds from repayment of shareholder note	21	19

Net cash provided by financing activities	109,619	22,918

Exchange rate effect on cash and cash equivalents	(673)	393

Net increase (decrease) in cash and cash equivalents	72,721	(781)
Cash and cash equivalents, beginning of period	13,190	13,971

Cash and cash equivalents, end of period	$85,911	$13,190